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       SURECARE ANNOUNCES MANAGEMENT RESTRUCTURING AND FUTURE INITIATIVES

   -COMPANY NARROWS INFRASTRUCTURE TO REDUCE EXPENSES AND CONSERVE RESOURCES-

HOUSTON, TX. - NOV. 13, 2002 - SURECARE (OTCBB: SURC), A LEADING PROVIDER IN DISTRIBUTED HEALTHCARE, today announced that the Company initiated changes in infrastructure in order to reduce operating expenses and conserve financial resources as it aggressively pursues new contracts, alliances and additional funding sources. The anticipated effect of the restructuring activities is to reduce operating expenses by an estimated $20,000 per month.

Robert Teague, M.D. resigned his compensated position as CEO, but will remain Chairman of the Board of Directors. Dr. Teague plans to remain very active with SureCare in his important role as Chairman. The CEO seat will remain open to provide flexibility as the Company pursues various strategic opportunities. Theresa McDonald also resigned the position of Vice President of Operations. The resignations will be effective November 15, 2002.

Grant M. Gables, MBA, will remain President of SureCare, and Wayne Bertsch, CPA, will maintain the position of CFO. Allyson Faist, RN MBA, recently appointed as Vice President of Marketing, will also remain in her important position as SureCare seeks to consummate several new contracting opportunities. Sheryl Tatar Dacso, J.D. Dr. P.H., recently named as the top healthcare attorney in the State of Texas by Texas Lawyer Magazine, will remain General Counsel for the corporation.

"Management and the Board elected to further streamline SureCare's expenses in order to aggressively pursue our important goal of profitability, and to reduce the capital requirements to fund operating deficits. We continue to seek strategic opportunities, including additional merger and acquisitions, that will bring long term benefit to our shareholders." stated Grant M. Gables, President.

SureCare (www.surecare.md), is a growing distributed healthcare company that provides cost-savings to healthcare organizations. Distributed healthcare is a disease-focused linkage of goods distribution with consumer education and experience, while collecting and distributing important clinical outcomes data. By providing high quality healthcare resources to the consumer, SureCare seeks to reduce the cost of chronic diseases while improving the consumers' experience. SureCare is also licensed as a durable medical equipment provider for both the Medicare and Medicaid programs, and has recently received licensure as a pharmacy in the State of Texas.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934. Investors are cautioned that all statements included in this press release which are not historical fact, are forward-looking statements. Although the Company believes that forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included herein will be correct or accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Contact:

DeMonte Associates
Cynthia DeMonte, 212-605-0525
cdemonte@demonte.com
www.demonte.com